Walmart U.S. Q2 comps1 grew 4.5% and Walmart U.S. eCommerce sales grew 40%,
Q2 GAAP net loss per share of $0.29; Adjusted EPS2 of $1.29,
Walmart updates guidance for FY'19 GAAP EPS to $2.90 to $3.05, ex. Flipkart3
Walmart raises guidance for FY'19 Adjusted EPS2 to $4.90 to $5.05, ex. Flipkart3

Total revenue was $128.0 billion, an increase of $4.7 billion, or 3.8%. Excluding currency[2], total revenue was $127.8 billion, an increase of $4.4 billion, or 3.6%.
"Thanks to the hard work of our associates, we had a great quarter with strong results and momentum across the business. We’re pleased with how customers are responding to the way we're leveraging stores and eCommerce to make shopping faster and more convenient. We're continuing to aggressively roll out grocery pickup and delivery in the U.S., and we recently announced expanded omni-channel initiatives in China and Mexico. Customers have choices and we're making it easier than ever for them to choose Walmart."
Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] increased 4.5%, the strongest growth in more than ten years led by the performance of grocery, apparel and seasonal. Strong comp sales were supported by traffic and ticket growth as each exceeded 2.0%.

Walmart U.S. omni-channel saw significant progress with an expanded online assortment, including 1,100 popular new brands. Grocery pickup is now in more than 1,800 locations, and the company is on track to reach about 40% of the U.S. population by year-end with grocery delivery.

Sam's Club comp sales[1] increased 5.0%[4], the strongest growth in six years.

Net sales at Walmart International were $29.5 billion, an increase of 4.0%. Excluding currency[2], net sales were $29.2 billion, an increase of 3.1%. Comp sales were positive in the four largest markets.

Adjusted EPS[2] excludes the impact of three items:
•
Charge of $1.51 related to the sale of a majority stake in Walmart Brazil
•
Negative impact of $0.04 due to an adjustment in the provisional amount related to Tax Reform
•
Unrealized loss of $0.03 on the company's equity investment in JD.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q2 FY19	Q2 FY18	Change

Revenue	$128.0	$123.4	$4.7	3.8%
Revenue (constant currency)[2]	$127.8	$123.4	$4.4	3.6%
Operating income	$5.8	$6.0	-$0.2	-3.7%
Operating income (constant currency)[2]	$5.7	$6.0	-$0.2	-4.0%

Free Cash Flow	YTD FY19	$ Change	Returns to Shareholders	Q2 FY19	% Change
Operating cash flow	$11.1	-$0.3	Dividends	$1.5	-0.3%
Capital expenditures	$4.3	-$0.1	Share repurchases[5]	$1.3	-42.3%
Free cash flow[2]	$6.8	-$0.1	Total	$2.8	-25.3%

1 13-week period ended July 27, 2018, compared to 13-week period ended July 28, 2017, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Guidance does not incorporate the previously provided estimated impact for Flipkart, which included the incremental interest expense to fund the transaction, as the transaction has not yet closed.
4 Tobacco sales negatively impacted Sam's Club's comparable sales by approximately 150 basis points.
5 $16.9 billion remaining of the $20 billion authorization approved in October 2017. The company repurchased approximately 15.3 million shares in Q2.

NYSE: WMT	August 16, 2018	stock.walmart.com

Guidance
The following guidance reflects the company’s expectations for fiscal year 2019. Assumptions in today’s guidance include that economic conditions, currency rates and the tax and regulatory landscape in our largest markets remain generally consistent. Additionally, the guidance does not include the expected impact of the company's investment in Flipkart, including interest related to the purchase, as the transaction has not yet closed.

Metric	Updated FY19 Guidance	Original FY19 Guidance
Consolidated net sales
About 2% in constant currency, impacted by:
•
Sale of a majority stake in Walmart Brazil
•
Sam’s Club closures and tobacco actions
•
Wind-down of first-party Brazil eCommerce
•
Divestiture of Suburbia
Combined impact: -180 bps
+1.5 to +2% in constant currency, impacted by: • Sam’s Club closures and tobacco actions • Wind-down of first party Brazil eCommerce • Divestiture of Suburbia Combined impact: -140 bps
Comp sales (ex. fuel)	• Walmart U.S.: around +3% • Sam's Club: around +3%, with negative impact from tobacco of 200 bps	• Walmart U.S.: at least 2% • Sam's Club: -1% to flat, with negative impact from tobacco of 400 bps
Walmart U.S. eCommerce net sales	Approximately 40%	Approximately 40%
Walmart International net sales	About 0.7% in constant currency, impacted by: • Sale of a majority stake in Walmart Brazil • Wind-down of first-party Brazil eCommerce • Divestiture of Suburbia Combined impact: -330 bps	+3% in constant currency, impacted by: • Wind-down of first-party Brazil eCommerce • Divestiture of Suburbia Combined impact: -63 bps
Consolidated operating income, adjusted[3]	Flat to slight percentage decrease[3]	Low single-digit percentage decrease[3]
Consolidated operating income margin	Around 4.4% in constant currency	4.3% to 4.4% in constant currency
GAAP EPS[1]	$2.90 to $3.05	$4.75 to $5.00
Adjusted EPS[1,2]	$4.90 to $5.05, excluding: • Sale of a majority stake in Walmart Brazil • Unrealized losses on JD.com investment • Tax Reform adjustments	$4.75 to $5.00
Effective tax rate	• 31% - 33%, impacted +700 bps due to the combined impact of unrealized losses on JD.com investment, sale of a majority stake in Walmart Brazil and Tax Reform adjustments • For adjusted EPS, 24% to 26%	24% to 26%

Other gains and losses
Other gains and losses in Q2 fiscal 2019 consists primarily of a $4.8 billion pre-tax loss related to the sale of a majority stake in Walmart Brazil and a $94 million unrealized loss on the company's JD.com investment due to a decline in the JD.com stock price during the quarter.

1 Guidance does not incorporate the previously provided estimated impact for Flipkart, which included the incremental interest expense to fund the transaction, as the transaction has not yet closed.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Adjusted for discrete items in the prior year. Including discrete items in the prior year, the fiscal 2019 consolidated operating income is expected to result in a high single-digit percentage increase.

NYSE: WMT	August 16, 2018	stock.walmart.com

Portfolio Repositioning
Thoughtful and deliberate consideration of the company's portfolio of businesses is a key enabler of its strategic framework. Following is an update of recently announced transactions.
Investment in Flipkart Group

•
On Aug. 8, 2018, the Competition Commission of India issued an unconditional approval for the company's investment in Flipkart, which satisfies one of the conditions to the closing of the company's investment in Flipkart. The transaction is expected to close as soon as reasonably practicable after the satisfaction or waiver of the remaining closing conditions.

Sale of a majority stake in Walmart Brazil

•	On Aug. 1, 2018, the company completed the sale of an 80 percent stake in Walmart Brazil.
Combination of Sainsbury's and Asda, Walmart's U.K. subsidiary

•	The previously announced proposed combination of Sainsbury's and Asda is pending regulatory review.

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)
In the first quarter of fiscal 2019, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period.

U.S.	Q2 FY19	Q2 FY18	Change
Net sales	$82.8	$78.7	$4.1	5.2%
Comp sales (ex. fuel)[1]	4.5%	1.8%	270 bps	N/A
Traffic	2.2%	1.3%	90 bps	N/A
Ticket	2.3%	0.5%	180 bps	N/A
eCommerce	~100 bps	~70 bps	~30 bps	N/A
Operating income	$4.5	$4.4	$0.1	1.4%

	Q2 FY19	Q2 FY18	Change

Net sales	$29.5	$28.3	$1.1	4.0%
Net sales (constant currency)[2]	$29.2	$28.3	$0.9	3.1%
Operating income	$1.3	$1.6	-$0.3	-19.1%
Operating income (constant currency)[2]	$1.2	$1.6	-$0.3	-20.4%

	Q2 FY19	Q2 FY18	Change

Net sales	$14.8	$14.9	-$0.1	-0.6%
Comp sales (ex. fuel)[1]	5.0%	1.2%	380 bps	N/A
Traffic	6.7%	2.1%	460 bps	N/A
Ticket	-1.7%	-0.9%	-80 bps	N/A
eCommerce	~110 bps	~80 bps	~30 bps	N/A
Operating income	$0.4	$0.4	$—	2.8%

1 13-week period ended July 27, 2018, compared to 13-week period ended July 28, 2017, and excludes fuel.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	August 16, 2018	stock.walmart.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 265 million customers and members visit our more than 11,200 stores under 55 banners in 27 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share, consolidated net sales growth, Walmart U.S. eCommerce sales growth, Walmart International sales growth, capital expenditures and Walmart's effective tax rate for the fiscal year ending January 31, 2019, and comparable sales (excluding fuel) for Walmart U.S. and Sam's Club for the 52 weeks ending January 25, 2019. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter.
Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	August 16, 2018	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2018	2017	Percent Change	2018	2017	Percent Change
Revenues:
Net sales	$127,059	$121,949	4.2%	$248,689	$238,475	4.3%
Membership and other income	969	1,406	(31.1)%	2,029	2,422	(16.2)%
Total revenues	128,028	123,355	3.8%	250,718	240,897	4.1%
Costs and expenses:
Cost of sales	95,571	91,521	4.4%	187,278	179,209	4.5%
Operating, selling, general and administrative expenses	26,707	25,865	3.3%	52,536	50,482	4.1%
Operating income	5,750	5,969	(3.7)%	10,904	11,206	(2.7)%
Interest:
Debt	460	522	(11.9)%	897	1,028	(12.7)%
Capital lease and financing obligations	94	91	3.3%	187	183	2.2%
Interest income	(51)	(38)	34.2%	(94)	(73)	28.8%
Interest, net	503	575	(12.5)%	990	1,138	(13.0)%
Loss on extinguishment of debt	—	788	(100.0)%	—	788	(100.0)%
Other (gains) and losses	4,849	—	N/A	6,694	—	N/A
Income before income taxes	398	4,606	(91.4)%	3,220	9,280	(65.3)%
Provision for income taxes	1,125	1,502	(25.1)%	1,671	3,024	(44.7)%
Consolidated net income (loss)	(727)	3,104	(123.4)%	1,549	6,256	(75.2)%
Consolidated net income attributable to noncontrolling interest	(134)	(205)	(34.6)%	(276)	(318)	(13.2)%
Consolidated net income (loss) attributable to Walmart	$(861)	$2,899	(129.7)%	$1,273	$5,938	(78.6)%

Net income (loss) per common share:
Basic net income (loss) per common share attributable to Walmart	$(0.29)	$0.96	(130.2)%	$0.43	$1.97	(78.2)%
Diluted net income (loss) per common share attributable to Walmart	$(0.29)	$0.96	(130.2)%	$0.43	$1.96	(78.1)%

Weighted-average common shares outstanding:
Basic	2,946	3,008		2,948	3,021
Diluted	2,960	3,021		2,963	3,034

Dividends declared per common share	$—	$—		$2.08	$2.04

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$15,840	$6,756	$6,469
Receivables, net	5,002	5,614	5,395
Inventories	41,985	43,783	43,442
Prepaid expenses and other	3,543	3,511	1,457
Total current assets	66,370	59,664	56,763
Property and equipment:
Property and equipment	182,524	185,154	183,545
Less accumulated depreciation	(78,505)	(77,479)	(75,375)
Property and equipment, net	104,019	107,675	108,170
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,545	12,703	12,581
Less accumulated amortization	(5,547)	(5,560)	(5,398)
Property under capital lease and financing obligations, net	6,998	7,143	7,183

Goodwill	17,840	18,242	18,037
Other long-term assets	10,835	11,798	11,413
Total assets	$206,062	$204,522	$201,566

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$444	$5,257	$3,262
Accounts payable	43,128	46,092	42,389
Dividends payable	3,057	—	3,057
Accrued liabilities	22,846	22,122	19,686
Accrued income taxes	424	645	505
Long-term debt due within one year	1,090	3,738	3,254
Capital lease and financing obligations due within one year	694	667	658
Total current liabilities	71,683	78,521	72,811

Long-term debt	44,958	30,045	33,706
Long-term capital lease and financing obligations	6,610	6,780	6,763
Deferred income taxes and other	8,999	8,354	9,240

Commitments and contingencies

Equity:
Common stock	294	295	299
Capital in excess of par value	2,710	2,648	2,352
Retained earnings	80,810	85,107	84,838
Accumulated other comprehensive loss	(12,629)	(10,181)	(11,100)
Total Walmart shareholders’ equity	71,185	77,869	76,389
Noncontrolling interest	2,627	2,953	2,657
Total equity	73,812	80,822	79,046
Total liabilities and equity	$206,062	$204,522	$201,566

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2018	2017
Cash flows from operating activities:
Consolidated net income	$1,549	$6,256
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,332	5,169
Unrealized (gains) and losses	1,939	—
(Gains) and losses for disposal of business operations	4,755	—
Deferred income taxes	(117)	94
Loss on extinguishment of debt	—	788
Other operating activities	469	(16)
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	257	585
Inventories	441	233
Accounts payable	(1,588)	535
Accrued liabilities	(1,702)	(1,720)
Accrued income taxes	(240)	(564)
Net cash provided by operating activities	11,095	11,360

Cash flows from investing activities:
Payments for property and equipment	(4,282)	(4,423)
Proceeds from the disposal of property and equipment	205	212
Proceeds from disposal of certain operations	—	1,012
Payments for business acquisitions, net of cash acquired	—	(363)
Other investing activities	(351)	20
Net cash used in investing activities	(4,428)	(3,542)

Cash flows from financing activities:
Net change in short-term borrowings	(4,761)	2,144
Proceeds from issuance of long-term debt	15,851	1,503
Repayments of long-term debt	(3,050)	(3,400)
Premiums paid to extinguish debt	—	(777)
Dividends paid	(3,067)	(3,088)
Purchase of Company stock	(1,844)	(4,447)
Dividends paid to noncontrolling interest	(171)	(473)
Purchase of noncontrolling interest	—	(8)
Other financing activities	(478)	(85)
Net cash provided by (used in) financing activities	2,480	(8,631)

Effect of exchange rates on cash, cash equivalents and restricted cash	(299)	432

Net increase (decrease) in cash, cash equivalents and restricted cash	8,848	(381)
Cash, cash equivalents and restricted cash at beginning of year	7,014	7,144
Cash, cash equivalents and restricted cash at end of period	$15,862	$6,763

Note: Due to the adoption of ASU 2016-18, Statement of Cash Flows-Restricted Cash (Topic 230), on February 1, 2018, restricted cash is now included with cash and cash equivalents when reconciling the beginning and ending period amounts for both fiscal 2019 and 2018.

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2018	2017	Percent Change	2018	2017	Percent Change
Walmart U.S.	$82,815	$78,738	5.2%	$4,479	$4,417	1.4%
Walmart International	29,454	28,331	4.0%	1,269	1,568	-19.1%
Sam's Club	14,790	14,880	-0.6%	402	391	2.8%
Corporate and support	—	—	N/A	-400	-407	-1.7%
Consolidated	$127,059	$121,949	4.2%	$5,750	$5,969	-3.7%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/27/2018	7/28/2017	7/27/2018	7/28/2017	7/27/2018	7/28/2017
Walmart U.S.	4.7%	1.9%	4.5%	1.8%	0.2%	0.1%
Sam's Club	7.7%	1.4%	5.0%	1.2%	2.7%	0.2%
Total U.S.	5.2%	1.8%	4.6%	1.7%	0.6%	0.1%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company's financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2018.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]
Total revenues:
As reported	$29,769	2.7%	$128,028	3.8%	$60,403	7.0%	$250,718	4.1%
Currency exchange rate fluctuations	-248	N/A	-248	N/A	-2,218	N/A	-2,218	N/A
Constant currency total revenues	$29,521	1.8%	$127,780	3.6%	$58,185	3.1%	$248,500	3.2%

Net sales:
As reported	$29,454	4.0%	$127,059	4.2%	$59,714	7.7%	$248,689	4.3%
Currency exchange rate fluctuations	-242	N/A	-242	N/A	-2,189	N/A	-2,189	N/A
Constant currency net sales	$29,212	3.1%	$126,817	4.0%	$57,525	3.8%	$246,500	3.4%

Operating income:
As reported	$1,269	-19.1%	$5,750	-3.7%	$2,534	-6.4%	$10,904	-2.7%
Currency exchange rate fluctuations	-21	N/A	-21	N/A	-146	N/A	-146	N/A
Constant currency operating income	$1,248	-20.4%	$5,729	-4.0%	$2,388	-11.8%	$10,758	-4.0%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $11.1 billion and $11.4 billion for the six months ended July 31, 2018 and 2017, respectively. The decrease in net cash provided by operating activities was primarily due to the timing of vendor payments, partially offset by a decrease in tax payments primarily as a result of Tax Reform. We generated free cash flow of $6.8 billion for the six months ended July 31, 2018, which was relatively flat compared to $6.9 billion for the six months ended July 31, 2017.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2018	2017
Net cash provided by operating activities	$11,095	$11,360
Payments for property and equipment (capital expenditures)	-4,282	-4,423
Free cash flow	$6,813	$6,937

Net cash used in investing activities[1]	$-4,428	$-3,542
Net cash provided by (used in) financing activities	2,480	-8,631
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such period. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months ended July 31, 2018 by adjusting EPS for the following: (1) the sale of a majority stake in Walmart Brazil, (2) an adjustment in the provisional amount related to Tax Reform, and (3) unrealized gains and losses on the company's equity investment in JD.com. The most directly comparable financial measure calculated in accordance with GAAP is EPS. We adjust for two of the items on a recurring basis each quarter, including:

•
Tax Reform - The SEC allows companies to record provisional amounts during a one year measurement period from the U.S. Tax Reform enactment date. While the company recorded provisional amounts as of January 31, 2018, the company adjusts such provisional amounts during fiscal 2019. As the company adjusted EPS in fiscal 2018 for the impact of Tax Reform, for consistency, management adjusts EPS for any fiscal 2019 changes to the provisional amounts.

•
Unrealized gains and losses - Beginning in fiscal 2019, due to a change in U.S. accounting principles, Walmart is required to include unrealized gains/losses of certain equity investments within net income.  The company's unrealized gains/losses primarily relate to Walmart's equity investment in JD.com.  While the company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Accordingly, management adjusts EPS for the unrealized JD.com investment gains/losses.

	Three Months Ended July 31, 2018
Diluted earnings per share:
Reported net loss per share			-$0.29

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Loss on sale of majority stake in Walmart Brazil	$1.61	-$0.10	$1.51
Adjustment to provisional amount for Tax Reform	—	0.04	0.04
Unrealized (gains) and losses on JD.com investment	0.03	—	0.03
Net adjustments			$1.58

Adjusted EPS			$1.29
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 Change versus prior year comparable period.

As previously disclosed in our second quarter ended July 31, 2017 press release, we have calculated Adjusted EPS for the three months ended July 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt and (2) the gain on the sale of Suburbia in Mexico. The most directly comparable financial measure calculated in accordance with GAAP is EPS.

	Three Months Ended July 31, 2017
Diluted earnings per share:
Reported EPS				$0.96

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Loss on early extinguishment of debt	$0.26	-$0.09	-	$0.17
Gain on sale of Suburbia	-0.13	0.04	0.04	-0.05
Net adjustments				$0.12

Adjusted EPS				$1.08

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdictions.
2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex.

Adjusted EPS Guidance

Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for fiscal 2019 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the expected performance for fiscal 2019 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for fiscal 2019 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period. We have calculated Adjusted EPS Guidance for fiscal 2019 by adjusting for the amount of the impact of: (1) the sale of a majority stake in Walmart Brazil, (2) adjustments in the provisional amount related to Tax Reform, and (3) unrealized gains and losses on the company's equity investment in JD.com.

	Fiscal 2019
Diluted earnings per share:
Forecasted EPS[1]		$2.90 to $3.05

Adjustments:	Pre-Tax Impact	Tax Impact[2]	Net Impact
Loss on sale of majority stake in Walmart Brazil	$1.61	-$0.10	$1.51
Adjustment to provisional amount for Tax Reform	—	(0.01)	(0.01)
Unrealized (gains) and losses on JD.com investment	0.65	(0.15)	0.50
Net adjustments			$2.00

Adjusted EPS guidance		$4.90 to $5.05

1 Guidance does not incorporate the previously provided estimated impact for Flipkart, which included the incremental interest expense to fund the transaction, as the transaction has not yet closed.
2 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

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